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                                                                      EXHIBIT 2





                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SPECTRUM EQUITIES, INC.


      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is SPECTRUM EQUITIES, INC.

      2. The certificate of incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

         "ARTICLE I: The name of this corportion is IMTEK OFFICE SOLUTIONS,
      INC."

      3. The number of outstanding shares of common stock of this Corporation is hereby reduced as follows: Each 400 shares of the Corporation's outstanding common stock, $.000001 par value per share, shall be and they are hereby automatically changed (without any further act) into one share of common stock, $.000001 par value per share, provided that any fractional shares arising out of the foregoing reduction split shall be increased to the next whole share. Immediately after the effective date of this amendment, the stockholders of record as of the close of business on the effective date, shall be given notice to surrender their certificates for shares




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of common stock, $.000001 par value per share, to the transfer agent for cancellation and reissuance in accordance with the terms of the foregoing reduction.

      The Board of Directors of the Corporation or any executive committee thereof is empowered to adopt further rules and regulations concerning the foregoing reduction and to appropriately adjust any options, warrants or other securities which are convertible into shares of the Corporation's common stock.

      The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on:  April 28, 1997



                                       ----------------------------------
                                       President

Attest:


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Secretary